Exhibit 99.1

Highpower International Announces Chief Financial Officer Transition

CFO Henry Sun to Assist During Transition Stage,

Mr. Sunny Pan to Serve as Interim CFO and Company Appoints Ms. Yuanmei Ma as Investor Relations Manager

SAN FRANCISCO, USA and SHENZHEN, CHINA – August 9, 2016 - Highpower International, Inc. (NASDAQ: HPJ), a developer, manufacturer, and marketer of lithium and nickel-metal hydride (Ni-MH) rechargeable batteries, today announced that Mr. Henry Sun, the Company’s Chief Financial Officer, has tendered his resignation effective August 3, 2016, to pursue other interests.

Mr. Sun will continue to serve Highpower through its transition period and continue to advise on the Company’s corporate and financial strategy. Mr. Sunny Pan, Highpower’s Financial Controller and General Manager of Huizhou Highpower Technology Co. Ltd., will assume the role of interim CFO.

Mr. George Pan, Chairman and Chief Executive Officer of Highpower International, stated, “We wish to thank Henry for his dedication and contributions to the Company over the past five years. He has been an important member of the team throughout our development as a public company and we wish him the best in future endeavors.”

Mr. Sun stated, “It has been truly a pleasure to work with George and the management team at Highpower during the past five years. I look forward to helping the Company through this interim period of transition.”

Mr. George Pan continued, “We have begun to search for a permanent replacement for the Chief Financial Officer position and have appointed Mr. Sunny Pan as interim CFO. Mr. Sunny Pan's financial acumen and familiarity of Highpower’s operations and financial structure will allow the Company a smooth transition. In addition, we have appointed Ms. Yuanmei Ma as Investor Relations Manager to assist the Company in its relations with the US Capital markets. We are greatly looking forward to working with her in the months and years ahead.”

Background on Mr. Sunny Pan / Appointment of Ms. Yuanmei Ma as Investor Relations Manager

Mr. Sunny Pan has over 20 years’ experience in Finance & IT management positions in several multi-national companies, and has worked with Highpower since January 2015 as Financial Controller and General Manager of Huizhou Highpower Technology Co. Ltd., since January 2016. Prior to his position at Highpower, Mr. Sunny Pan served as Financial Controller for Philips Luminaire Manufacturing (Shenzhen) Co., Ltd. He has ACCA (UK) and CICPA (China) qualifications, and has extensive experience in OX IFRS / China GAAP / US GAAP. He holds a Bachelor’s Degree and MBA from New York Institution of Technology (NYIT). Mr. Sunny Pan has no relation to Chairman George Pan at Highpower.

The Company also announced that it has appointed Ms. Yuanmei Ma as Investor Relations Manager. Ms. Ma, who is based in California, US, has over a decade of experience in a variety of capital market positions for publicly-held companies. This includes serving as Chief Financial Officer for three separate public and private companies based in China from 2005 – 2013 in the steel, pharmaceutical, and food processing industries. Most recently she served as a Partner for Shangdong Runwo Investment and Asset Management Company, LLC, a Beijing-based asset management company. Ms. Ma has a BS in Accounting from Arkansas State University and Executive MBAs from INSEAD Business School in Fontainebleau, France and Tsinghua University in Beijing, China.

2016 Second Quarter Financial Results

As previously announced, Highpower will issue its financial results for the second quarter of 2016 prior to the opening of the stock market on Friday, August 12, 2016, and then discuss its results and updates on its operations in a conference call that morning at 10:00 a.m. ET / 7:00 a.m. PT.

Conference Call Details

Date / Time:	Friday, August 12, 2016 at 10:00 a.m. ET
Participant Dial-In Numbers
(United States):	877-407-3108
(International):	201-493-6797

Webcast

To listen to the live webcast, please go to at www.highpowertech.com and click on the conference call link, or go to: http://highpowertech.equisolvewebcast.com/q2-2016. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting. Highpower’s target customers are Fortune 500 companies, and top 10 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International’s products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of the Company’s future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from the results expressed or implied by such statements, including, unexpected delays of the availability of our portable power station, such as shipping and delivery delays, market acceptance of our products in the U.S., and our ability to effectively compete and grow in the U.S. market. For a discussion of these and other risks and uncertainties see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s public filings with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sherry Chen

+86-755-8968-6521

ir@highpowertech.com

INVESTOR RELATIONS:
The Equity Group Inc.
In China	In U.S.
Katherine Yao, Senior Associate	Adam Prior, Senior Vice President
+86-10-6587-6435	(212) 836-9606
kyao@equityny.com	aprior@equityny.com

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